Exhibit 99.1
CNX Gas Announces 2008 Capital Expenditures of $470 Million;
Stand-Alone Exploration Program to Begin Assessing 786,000 Acres with
Shale Potential and 486,000 Acres with Trenton Black River Potential;
2007 Development Drilling Program Met or Exceeded in All Areas
Pittsburgh (January 23, 2008) — CNX Gas Corporation (NYSE: CXG) has set 2008 capital expenditures at $470 million. This represents a nearly 35% increase from the $348.6 million in capital spending for 2007. CNX Gas will have three development plays, requiring $377 million in capital expenditures, and a separate exploration program, requiring $88 million. Corporate and other will encompass the remaining $5 million.
The following table shows the breakdown of the expenditures, in $        millions:

	Drilling	Midstream	Land	Total
Virginia Operations (CBM)	$85	$55	$14	$154
Mountaineer (CBM)	$100	$59	$24	$183
Nittany and other (CBM)	$23	$13	$4	$40

Total Development	$208	$127	$42	$377
Exploration-CBM	$24	$1	$2	$27
Exploration-Shale & Other	$41	$1	$4	$46
Exploration-Unallocated	$—	$—	$15	$15

Total Exploration	$65	$2	$21	$88

Total E&P	$273	$129	$63	$465
Corporate and Other				$5

Total Expenditures				$470
CNX Gas expects to drill 300 CBM development wells in Virginia, 100 wells in Mountaineer, and 100 wells in Nittany. These same areas saw 294, 62, and 8 wells drilled, respectively, in 2007, for a total of 364. Each area met or exceeded its planned number of wells in 2007. The entire development portion of the 2008 Budget is expected to be funded from internally generated cash. CNX Gas holds a 100% working interest in these areas.
The Budget’s $88 million exploration component contains three pieces: a CBM exploration program for $27 million, a shale (and other) exploration program of $46 million, and $15 million for land. Nicholas J. DeIuliis, president and chief executive officer, said, “The 2008 Capital Budget vividly shows how we continue to accelerate the monetization of our tremendous asset base. It also shows the start of a systemic approach for assessing our nearly 800,000 acres having shale potential.”
The exploration program includes projected expenditures for testing the Marcellus Shale, the Huron Shale, the Chattanooga Shale, and the New Albany Shale. Additionally, some conventional sand horizons will be tested for the presence of oil.
Non-operated participation for 2008 is expected to include several Bakken Shale wells in North Dakota, drilled and prospective, with Marathon Oil Company, a well targeting the Trenton Black River formation, and two additional Marcellus Shale wells.
Mr. DeIuliis continued, “We’ve been encouraged by the success others have had in these shales, and the TBR, and we look forward to replicating their results. CNX Gas can monetize assets through partnering with others and through outright sales, in addition to drilling. We will look at all avenues available to maximize shareholder value.”
CNX Gas has the following acres, by state, with shale potential:

Shale	Acres
Marcellus Shale NY	16,000
PA	41,000
WV	26,000
OH	78,000

Total Marcellus Shale	161,000
Huron Shale (KY & VA)	193,000
Chattanooga Shale (TN)	132,000

Total Appalachian Shales	486,000
New Albany Shale (KY, IN, and IL)	300,000

Total Shales	786,000
With the Trenton Black River thought to underlie nearly all of the Appalachian shales, CNX Gas believes it has 486,000 acres with Trenton Black River potential. CNX Gas will continue to update its acreage position as more information is gathered.
CNX GAS CORPORATION is an independent natural gas exploration, development, production and gathering company operating in the Appalachian and Illinois basins of the United States.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Various statements in this release, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934). These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: our business strategy; our financial position; our cash flow and liquidity; declines in the prices we receive for our gas affecting our operating results and cash flow; uncertainties in estimating our gas reserves; replacing our gas reserves; uncertainties in exploring for and producing gas; our inability to obtain additional financing necessary in order to fund our operations, capital expenditures and to meet our other obligations; disruptions, capacity constraints in or other limitations on the pipeline systems which deliver our gas; competition in the gas industry; the availability of personnel and equipment; increased costs; the effects of government regulation and permitting and other legal requirements; legal uncertainties regarding the ownership of the coalbed methane estate; costs associated with perfecting title for gas rights in some of our properties; our need to use unproven technologies to extract coalbed methane in some properties; our relationships and arrangements with CONSOL Energy; and other factors discussed under “Risk Factors” in the 10-K for the year ended December 31, 2006. We are including this cautionary statement in this release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf, of us.
Contact:
Dan Zajdel
Vice President — Investor and Public Relations
(412) 200-6719
danzajdel@cnxgas.com
www.cnxgas.com